Exhibit 99.1

CONTACTS:
Investors:
Dean Schorno
Genomic Health
650-569-2281
investors@genomichealth.com

Media:

Emily Faucette

Genomic Health

650-569-2824

media@genomichealth.com

Genomic Health Announces Positive Preliminary Results of Oncotype DX® Study in

DCIS Breast Cancer

Complete Data to be Submitted for Presentation at the 2011 San Antonio Breast Cancer Symposium

REDWOOD CITY, Calif., May 24, 2011 — Genomic Health, Inc. (Nasdaq: GHDX) today announced positive preliminary results from a study of Oncotype DX® in patients with DCIS (ductal carcinoma in situ of the breast) conducted by the Eastern Cooperative Oncology Group (ECOG), a clinical trials cooperative group supported by the National Cancer Institute.  The ECOG 5194 validation study met its primary endpoint by demonstrating that a pre-specified Oncotype DX DCIS Score can predict the risk of local recurrence, defined as either the development of a new invasive breast cancer or the recurrence of DCIS in the same breast.  ECOG and Genomic Health plan to submit complete data from this study for presentation at the 2011 San Antonio Breast Cancer Symposium in December.  Based on these positive findings, Genomic Health plans to make the Oncotype DX DCIS Score available to patients and physicians worldwide by year end.

“Surgical excision of the tumor followed by radiation treatments have been used for decades to treat DCIS, a pre-invasive cancer that can recur locally, but generally does not metastasize, or spread, to other parts of the body,” said Lawrence J. Solin, M.D., Principal Investigator for this study and Chairman, Department of Radiation Oncology, Albert Einstein Medical Center, Philadelphia.  “The preliminary results of this trial show for the first time that a multi-gene assay can identify lower risk DCIS which may be treated with surgery alone, and higher risk DCIS for which radiation therapy should be considered in addition to surgery.”

The ECOG 5194 study was a large multi-institutional prospective study of breast-conserving surgery alone for DCIS.  Genomic Health researchers collaborated with ECOG researchers to study the tissue blocks from the study to prospectively validate whether the Oncotype DX DCIS Score predicted local recurrence.  The multi-gene DCIS Score was obtained by performing the Oncotype DX breast cancer assay, using a pre-specified DCIS algorithm to predict recurrence regardless of whether adjuvant tamoxifen therapy was given.

“Based on the validation of Oncotype DX in invasive breast cancer and the crucial need for a similar test in DCIS, Genomic Health was encouraged by breast cancer advocates and physicians to study DCIS,” said Steven Shak, M.D., Chief Medical Officer of Genomic Health.  “The ECOG study findings demonstrate that the Oncotype DX DCIS Score reveals the underlying biology of DCIS and can help individualize treatment decisions for this pre-invasive type of breast cancer.”

“The Oncotype DX DCIS Score provided recurrence risk information that was not captured by traditional clinical features,” said Dr. Joseph Sparano, Chair of the ECOG Breast Cancer Committee and Professor of Medicine & Women’s Health at the Albert Einstein College of Medicine and Montefiore Medical Center in New York. “Like the Oncotype DX Recurrence Score for invasive breast cancer, the DCIS Score, once available, will help patients and their physicians make more informed decisions about their treatment options, and spare the need for certain treatments that might otherwise have been recommended.”

DCIS is an increasingly detected subgroup of breast cancer, and in the United States alone, more than 45,000 patients are diagnosed with DCIS each year.  Breast-conserving surgery, rather than mastectomy, has become the most common surgical procedure for patients with DCIS.  After breast-conserving surgery for DCIS, local recurrences of DCIS or a new invasive breast cancer occur in 20-25 percent of patients at 10 years, on average, with surgery alone.  The addition of radiation therapy for DCIS has been shown in clinical trials to reduce recurrence risk, but has not been shown to prolong survival.  To date, there have been no validated molecular markers that clearly differentiate low risk from high risk disease.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a molecular diagnostics company focused on the global development and commercialization of genomic-based clinical laboratory services that analyze the underlying biology of cancer allowing physicians and patients to make individualized treatment decisions.  Its lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer.  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multigene expression test developed for the assessment of risk of recurrence in patients with stage II disease.  As of March 31, 2011, more than 10,000 physicians in over 60 countries had ordered more than 200,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to optimize the treatment of prostate and renal cell cancers, as well as additional stages of breast and colon cancers.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit www.genomichealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our plans to analyze, submit and present the complete data from this study at the 2011 San Antonio Breast Cancer Symposium; the expectation that these preliminary study results will be confirmed in the complete analysis of the study data; our plans to commercially launch Oncotype DX testing for DCIS patients by the end of 2011; the ability of Oncotype DX testing to individualize cancer treatment for DCIS patients;  the ability of the company to develop additional tests in the future; the scope, success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; the ability of the company’s tests to impact clinical practice and, the ability of the company’s test to be adequately reimbursed.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the applicability of clinical study results to actual outcomes; the risks and potential delays associated with such studies; the risks and potential delays associated with the commercialization of current and future products; the risks and uncertainties associated with the regulation of our tests; the risks associated with competition; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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